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 DATA STATED IN THOUSANDS


             VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



REGULATION         STATEMENT CAPTION                   2000    1999    1998

5-02 (1)            Cash and Cash Items               23927   17410    29720
5-02 (2)            Marketable Securities            103094   99137   109730
5-02 (3)(b)(1)      Notes Receivable                 340959  325377   307331
5-02 (4)            Allowance for Doubtful Accounts    3763    3718     3872
5-02 (15)           Total Assets                     500954  472670   472153
5-02 (24)           Other Liabilities                454065  428990   429071
5-02 (30)           Common Stock                       3718    3705     3690
5-02 (31)(a)(2)     Additional Capital Other          15302   15034    14591
5-02 (31)(a)(3)(ii) Retained Earnings-Unappropriated  27957   24941    24801
5-03 (b)(1)(e)      Other Revenues                    44209   41756    39841
5-03 (b)(2)(e)      Cost of Other Revenues            19543   16129    15869
5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                     19543   16780    17288
5-03 (b)(10)        Income Before Taxes & Other Items  6609    8847     6684
5-03 (b)(11)        Income Tax Expense                 1997    3048     2210
5-03 (b)(14)        Income/Loss from Continuing
                    Operations                         4612    5799     4474
5-03 (b)(17)        Cumulative Change in Accounting
5-03 (b)(19)        Net Income or Loss                 4612    5799     4474